Exhibit 99.1

Union Bankshares Corporation Announces Share Repurchase Authorization

Richmond, Va., February 29, 2016 – Union Bankshares Corporation (the “Company”) today announced that its Board of Directors has authorized a share repurchase program to purchase up to $25 million worth of the Company’s common stock on the open market or in privately negotiated transactions. The authorization permits management to repurchase the Company’s shares from time to time at management’s discretion. The repurchase program is authorized through December 31, 2016.

This new stock repurchase authorization replaces the $25 million stock repurchase program approved by the Board of Directors on October 29, 2015 which was completed on February 19, 2016. The company repurchased approximately 935,000 shares from January 1, 2016 to February 19, 2016 under that program.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH), is the holding company for Union Bank & Trust, which has 124 branches and approximately 200 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com.

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications